ACTION BY WRITTEN CONSENT
                                OF THE DIRECTORS
                          OF SALESREPCENTRAL.COM, INC.


         The undersigned, constituting all of the duly elected and acting directors of the board (the "Board") of SalesRepCentral.com, Inc., formerly known as Van American Capital, Ltd., a Nevada corporation (the "Corporation"), acting in accordance with the By-Laws of the Corporation and the Nevada General Corporation Law, hereby consent to the adoption of the following resolutions, without a meeting, effective as of November 3, 1999.

         WHEREAS, the Board of Directors of the Corporation has determined it to be in the best interests of the Corporation to amend the By-Laws adopted by the board of directors of Van American Capital, Ltd. (now known as SalesRepCentral.com, Inc.) on July 30, 1998, as described below;

         NOW, THEREFORE, BE IT RESOLVED, that the first sentence of ARTICLE THREE (Directors), Section 3.2, is amended to read as follows: "The number of directors which shall constitute the whole board shall be one (1)."

         FURTHER RESOLVED, that ARTICLE TEN (General Provisions) is amended to add the following:

                  "Section 10.6 Preferred Stock - Until and unless amended in the Corporation's Articles of Incorporation or By-Laws, the Preferred Stock issued by the Corporation will have a liquidation preference superior to that of the Common Stock of the Corporation."

         FURTHER RESOLVED, the fiscal year of the Corporation is hereby confirmed to end on June 30 of each year.

         This Consent may be executed in counterparts and is effective for all purposes as of this 3rd day of November, 1999.

                                             /s/ Ralph Massetti
                                             -----------------------------------
                                             Ralph Massetti